United States

Securities And Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2020

Dover Motorsports, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number 1-11929

Delaware	51-0357525
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1131 N. DuPont Highway
Dover, Delaware	19901
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (302) 883-6500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Class	Trading Symbol(s)	Name of Exchange on Which Registered
Common Stock, $.10 Par Value	DVD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into Material Definitive Agreements.

On June 2, 2020, the registrant’s wholly-owned subsidiary, Nashville Speedway, USA, Inc. (“Nashville”), entered into a four year Sanction Agreement with NASCAR Event Management, Inc. (“NEM”) pursuant to which Nashville will organize and promote NASCAR Cup Series events for the 2021 to 2024 racing seasons. The date for the 2021 season is tentatively scheduled for June 20, 2021, with subsequent years’ dates to be determined.

On June 2, 2020, the registrant’s wholly-owned subsidiary, Dover International Speedway, Inc. (“Speedway”), entered into a one year Sanction Agreement with NEM pursuant to which Speedway will organize and promote a NASCAR Cup Series event for the 2021 racing season, tentatively scheduled for May 16 or May 23, 2021.

Pursuant to each NEM sanction agreement, consistent with typical NEM sanction agreements, NEM grants its sanction to a promoter, in this case Nashville and Speedway, respectively, to organize, promote and hold a particular competition. The promoter sells tickets to the competition, sells or arranges for the sale of merchandise and concessions, and sells advertising, sponsorships and hospitality services. NEM conducts the competition, arranges for the drivers, and has sole control over the competition, including the right to require alterations to the promoter’s facility and the right to approve or disapprove any advertising or sponsorship of the promoter. NEM also has exclusive rights to exploit live broadcast and certain broadcast and intellectual property rights related to the competition, and exclusive rights to sponsorship and promotional rights relative to the series to which a particular competition belongs. The promoter must pay the sanction fee and purse monies and receives a share of the live broadcast revenue contracted for by NEM. The promoter is responsible for the condition of the facility, for compliance with laws, for control of the public, for fire and medical equipment and personnel, for security, for insurance and for providing facilities and services required by NEM officials and the live broadcast personnel.

The principal economic terms of the sanction agreement between NEM and Nashville are as follows: Total purse and sanction fees to be paid by Nashville for the events are approximately: 2021 – $8.6 million, 2022 – $9.0 million, 2023 – $9.4 million and 2024 – $9.9 million. Estimated live broadcast revenue to be recognized by Nashville for the events is approximately: 2021 – $18.2 million, 2022 – $18.9 million, 2023 – $19.9 million and 2024 – $20.8 million.

The principal economic terms of the sanction agreement between NEM and Speedway are as follows: Total purse and sanction fees to be paid by Speedway for the 2021 event are approximately $7.8 million. Estimated live broadcast revenue to be recognized by Speedway for the 2021 event is approximately $15.1 million.

Live broadcast revenue figures are based on the assumption that all events on the 2021 NASCAR Cup Series schedule take place and that all promoters will be entitled to their respective percentage allocations as set by NEM.

Nashville Superspeedway was built by Dover Motorsports, Inc. in 2001 and hosted racing events from several sanctioning bodies from 2001 through 2011. While the facility remains in good condition, the registrant’s current estimate of capital spending requirements to prepare the facility to host a NASCAR Cup Series race in 2021 are approximately $7 million to $10 million over the next two years.

The sanction agreements for Speedway’s and Nashville’s NASCAR Cup Series competitions are attached as exhibits to this Form 8-K as they represent agreements upon which our business is substantially dependent.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Sanction Agreement between Dover International Speedway, Inc. and NASCAR Event Management, Inc. for 2021 National Association for Stock Car Auto Racing, Inc. NASCAR Cup Series events (delivered June 2, 2020).

10.2	Sanction Agreement between Nashville Speedway, USA, Inc. and NASCAR Event Management, Inc. for 2021 to 2024 National Association for Stock Car Auto Racing, Inc. NASCAR Cup Series events (delivered June 2, 2020).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dover Motorsports, Inc.

/s/ Denis McGlynn
Denis McGlynn
President and Chief Executive Officer

Dated: June 2, 2020